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                                                                     EXHIBIT 5.1
                  [LETTERHEAD OF GIBSON, DUNN & CRUTCHER LLP]

                                 July 5, 1996

First Alliance Corporation
17305 Von Karman Avenue
Irvine, California  92714-6203

     Re: Registration Statement on Form S-1

Ladies and Gentlemen:

     We have acted as counsel for First Alliance Corporation, a Delaware corporation (the "Company"), in connection with a proposed restructuring, as a result of which First Alliance Mortgage Company, a California corporation, will become a wholly-owned subsidiary of the Company, and in connection with the registration of 4,025,000 shares of the Company's Class A Common Stock, $.01 par value (the "Shares"), on Form S-1 Registration Statement No. 333-3633 (as amended, the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on May 13, 1996 and Amendment No. 1 thereto filed with the Commission on July __, 1996. Of the 4,025,000 Shares, 525,000 are subject to an option granted to the Underwriters (as defined below) to cover over-allotments. We understand that the Company proposes to sell the Shares to a group of underwriters (the "Underwriters") represented by Friedman, Billings, Ramsey & Co., Inc. for offering to the public.

     We are familiar with the corporate actions to be taken by the Company in connection with the authorization, issuance and sale of the Shares and have made such other legal and factual inquiries as we deem necessary for the purpose of rendering this opinion.

     Based on the foregoing and in reliance thereon, and subject to the effectiveness of the Registration Statement under the Act, we are of the opinion that, upon conclusion of the
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First Alliance Corporation
July 5, 1996
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proceedings contemplated by us to be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the terms of the underwriting agreement to be entered into between the Company and the Underwriters, will be legally issued, fully paid and nonassessable.

     We are admitted to practice in California. We are not admitted to practice in Delaware. However, we are generally familiar with the Delaware General Corporation Law and have made such review thereof as we consider necessary for the purpose of rendering this opinion. Subject to the foregoing, this opinion is limited to Delaware, California and federal law.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the heading "Legal Matters" contained in the prospectus that forms a part of the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the General Rules and Regulations of the Commission. This opinion is rendered solely for your benefit and may not be otherwise copied, quoted or relied upon without our prior written consent.

                                       Very truly yours,


                                       GIBSON, DUNN & CRUTCHER LLP